Exhibit 10.1

LEASE AGREEMENT

This lease made and entered into this 19th day of November, 2012, by and between WILLIAM L. SHREWSBURY and PEGGY L. SHREWSBURY, his wife, of P. O. Box 1425, Ashland, KY 41105-1425, hereinafter collectively “Lessor”, and TX Holdings, Inc., of 12070 Virginia Blvd., Ashland, KY. 41102, at 606-929-5655.
WITNESSETH:

Whereas, Lessor owns real estate at 12070 Virginia Boulevard, near Ashland, Boyd County, Kentucky, and desires to lease a portion of said real estate to Lessee, its successors and assigns; and

Whereas, Lessee is desirous of leasing said premises, including a Morton Building located thereon:

Now, therefore, the parties hereby agree and covenant as follows:

1. Lessor shall lease to Lessee a tract approximately 150 feet wide by approximately 200 feet deep on the Northwest corner of Lessor’s real estate on 12070 Virginia Boulevard, hereinafter the “premises.”

2. Included as part of the premises is a Morton Building 48’ x 100’ in size. The building includes three offices, two truck docks with 8’ x 10’ doors, two 12’ x 10’ garage doors with electric openers and two restrooms.

3. Lessee shall pay Lessor TWO THOUSAND ($2,000.00) per month on the 1st day of each month for the lease of said premises.

Lessee agrees to make each monthly payment on time, and if any monthly payment is not paid within 30 days of its due date, Lessor shall have the option to commence eviction proceedings against Lessee at the expense of Lessee.

This lease shall be for a term of 24 consecutive months beginning October 1, 2012, and ending August 31, 2014. Lessee shall have the option to extend the lease for an additional 24 consecutive months upon the same terms and conditions by giving Lessor written notice at least thirty days before August 31, 2014.

Lessee agrees that by executing this lease it is obligating itself to Lessor for lease payments totaling FORTY - EIGHT THOUSAND DOLLARS ($48,000.00), and that the full amount shall be due and owing to Lessor, even if Lessee vacates the premises or is evicted by Lessor under the terms hereof, provided, however, that Lessee shall not be liable for lease payments for any period that the premises cannot be effectively utilized by Lessee due to damage by fire, weather or other cause beyond the control of Lessee.

4. Lessor shall be responsible for maintaining the structural integrity of the building and its plumbing, electrical, natural gas and heating and ventilating systems. Lessee shall contract for all utility service in its name and be responsible for paying all utility bills when due. Lessee shall be responsible for premises upkeep, including, but not limited to, keeping the outside property clean and free of debris, the lawn cut and trimmed at a minimum of an every other week basis, and maintaining the overall appearance of the building.

Lessee shall return the premises to Lessor at the end of the lease in the same condition as when originally leased, normal wear and tear excepted. Any damages to the premises caused by Lessee shall be repaired, and the cost of such repairs shall be the sole responsibility of Lessee.

5. Lessee shall not rent, sublease, or underlet the premises without the advance written consent of Lessor, provided, however, that Lessor agrees that Lessee may rent, sublease or underlet the premises to affiliates in which Lessee or its President, Rick Novack, have an ownership interest.

6. Lessor shall maintain fire insurance on the building and will be responsible for paying all real estate taxes. Lessee shall maintain insurance on its personal property placed in and on the premises, workers’ compensation insurance on all of its employees, and general liability insurance covering the operations of Lessee on the premises, including coverage for injury to, and or damage to the property of, those entering the premises to transact business with Lessee. Such general liability insurance shall show Lessor as a certificate holder.

7. Lessee agrees to pay Lessor’s attorney fees and any court costs incurred for the collection of any lease payments, or for damages to the premises or for the termination of this lease and any required legal eviction procedures. All legal disputes arising under this lease shall be resolved in the appropriate court in the jurisdiction in which the premises are located and in accordance with the law of the State of Kentucky.

8. If Lessor makes any additions to the Morton Building, Lessee shall have 60 days first option to lease the additional space at a price to be negotiated at that time.

9. All covenants and agreements herein contained shall inure to the benefit of and bind the respective heirs, personal representatives, successors and assigns, of the parties hereto.

IN TESTIMONY WHEREOF, the parties hereto have hereunto set their hands the day and date aforesaid.

LESSOR:	LESSEE:

/s/ William L. Shrewsbury		TX HOLDINGS, INC.
WILLIAM L. SHREWSBURY

/s/ Peggy L. Shrewsbury	BY:	/s/ Rick Novack
PEGGY L. SHREWSBURY		RICK NOVACK, PRESIDENT

STATE OF KENTUCKY
COUNTY OF BOYD

Subscribed, sworn to and duly acknowledged before me by WILLIAM L. SHREWSBURY and PEGGY L. SHREWSBURY, his wife, this 19th day of August, 2006.

I, Kimberly J. Houck, a Notary Public in and for the State and County aforesaid, do hereby certify that the foregoing lease between WILLIAM L. SHREWSBURY and PEGGY L. SHREWSBURY, his wife, collectively Lessor, and TX HOLDINGS. INC., Lessee, was this day produced before me in my said County, and duly acknowledged before me by Rick Novack, its President, to be the duly authorized act and deed of TX HOLDINGS, INC.

NOTARY PUBLIC, STATE OF KENTUCKY

My commission expires:	May 14, 2014

SEAL

STATE OF	Kentucky
COUNTY OF	Carter

Subscribed, sworn to and duly acknowledged before me by TX HOLDINGS, INC., by RICK NOVACK, its President, this 19th day of August, 2006.

I, Kimberly J. Houck, a Notary Public in and for the State and County aforesaid, do hereby certify that the foregoing lease between WILLIAM L. SHREWSBURY and PEGGY L. SHREWSBURY, his wife, collectively Lessor, and TX HOLDINGS, INC., Lessee, was this day produced before me in my said County, and duly acknowledged before me by RICK NOVACK, its President, to be the duly authorized act and deed of TX HOLDINGS, INC.

NOTARY PUBLIC, STATE OF	Kentucky

My commission expires:	May 14, 2014

SEAL